Exhibit 10.1

June 1, 2017 Mr. Jeff Storey Chief Executive Officer Level 3 Communications, Inc.

Re:	Offer of Employment

Dear Jeff:

As discussed, we are very pleased to offer you the opportunity to join CenturyLink’s executive leadership team following the completion of the pending acquisition (the “Transaction”) of Level 3 Communications, Inc. (“Level 3”) by CenturyLink, Inc. (“CenturyLink” or the “Company”) as described in the merger agreement between the parties thereto (the “Merger Agreement”). This offer and your employment pursuant to the terms of this offer will be subject to, contingent upon and effective upon the consummation of the Transaction (the “Closing”).

This letter contains important information about the terms of our offer. Please carefully review this letter, the Level 3 Communications, Inc. Key Executive Severance Plan (the “Level 3 Plan”) and any other applicable plans or agreements. Also, please feel free to consult with your advisors and attorneys, and ask me any questions you may have.

1. Position Title and Responsibilities: Your job title will be President and Chief Operating Officer (“COO”) during the “Interim Period” as defined below, and then President and Chief Executive Officer (“CEO”) immediately following the Interim Period. The “Interim Period” shall begin on the date of Closing (the “Closing Date”) and end on the earlier of (i) January 1, 2019 and (ii) the date on which the current CEO, Glen Post, ceases to hold the position of CEO. Your appointment as President and COO, as well as your scheduled succession to the position of CEO in place of Mr. Post, shall be publicly announced promptly following the date of your acceptance of this offer pursuant to a press release and filing by the Company of a Form 8-K, the text of which press release and filing shall be reasonably satisfactory to you.

As COO, your responsibilities shall include responsibility and authority over the integration of the operations of Level 3 and CenturyLink, as well as performing such other duties as may be reasonably prescribed from time to time by the Chief Executive Officer, the Board of Directors or the Bylaws of CenturyLink, to the extent consistent with the terms of this offer letter. Upon the Closing Date, you will be appointed to the CenturyLink Board of Directors (the “Board”), and CenturyLink will include you in the slate of directors for re-election for so long as you serve as COO or CEO of CenturyLink. During the Interim Period, you (together with the Company’s Chief Financial Officer, Chief Administrative Officer and Executive Vice President of Human Resources) shall report to the CEO, but you shall have global responsibility for all other functions and business units, which shall report to you exclusively. These functions and business units reporting to you will include: all enterprise-, wholesale- and consumer-focused business units (including business unit strategy); marketing; network operations, service delivery, service assurance, network planning and deployment, field services and related activities; information technology; technology; and integration. In addition, after consultation with the CEO, you shall have the authority to determine personnel, roles, compensation (subject to Compensation Committee (as defined below) approvals, as required) and geographic location of all individuals directly reporting to you. The organization of CenturyLink following the Closing Date into functional and business units shall be determined by you after consultation with the CEO and be consistent with discussions to date between you and Mr. Post. As President and CEO, you will be the senior-most executive employee and officer of the Company, reporting only to the full Board, and with all the duties, powers and authority customarily attendant to such position (such position as President and CEO, with such reporting lines, duties, power and authority, the “Chief Executive Position”).

Mr. Jeff Storey

2. Position Location: Your principal work location will be Broomfield, Colorado, but you agree that the Company’s headquarters and many of its senior leaders will remain located in Monroe, Louisiana. As such, you acknowledge that effective performance of your job as COO and as CEO will require you to be in the location of the Company’s headquarters with considerable frequency and you agree to be at that location when and as reasonably needed both during and following the Interim Period. The parties acknowledge and agree that travel to and from the Company’s headquarters, as well as suitable temporary housing or hotel occupancy, will be reimbursable business travel, and any use of corporate aircraft for such travel will not be considered personal usage.

3. Signing Bonus: $6.6 million (the “Cash Signing Bonus”) to be paid in the following manner:

•	The first installment of the Cash Signing Bonus in the gross amount of $3,300,000 will be paid on the first regular paycheck following the Closing Date, subject to your continued employment, except as provided in Section 11 below.

•	The second installment of the Cash Signing Bonus in the gross amount of $3,300,000 will vest 100% and be paid to you on the first anniversary of the Closing Date, subject to your continued employment, except as provided in Section 11 below.

4. Annual Base Compensation: $1,500,000 per year (effective first payroll after Closing Date).

5. Annual Target Short-Term Incentive (“STI”): Target of 175% of annualized base pay or $2,625,000, effective on the Closing Date. You will be eligible for STI under the CenturyLink Short-Term Incentive Plan (the “STI Plan”). Your annual STI bonus target will be pro-rated based on the number of eligible days worked in the program year. Your actual STI payout could be higher or lower than the above target amount, depending on the attainment of applicable individual and corporate performance measurements. Following the Closing Date, you will receive more information about the STI Plan, including individual and corporate performance metrics, objectives and goals (which individual and corporate performance metrics objectives and goals will be established as reasonably agreed between you and the Human Resources and Compensation Committee of the Board (the “Compensation Committee”) promptly following the Closing Date). STI payouts are subject to approval of the Compensation Committee and attainment of applicable corporate and personal performance thresholds, as determined by the Compensation Committee; provided, however, that such thresholds shall be consistent with the thresholds established for the CEO’s direct reports.

6. Aircraft Use: During the Interim Period, CenturyLink will provide corporate aircraft for your personal and business use. There is no explicit cap on this benefit, but you agree that the nature and amount of personal usage will be generally consistent with the personal usage you have made of this benefit under the current Level 3 policy.

7. Initial Long-Term Incentive (“LTI”) grant of $10,469,000. You will be eligible to receive long-term incentive compensation under the CenturyLink LTI Program (the “LTI Program”). In connection with this offer, you will receive an initial LTI grant, in the form of restricted shares of CenturyLink common stock that will be awarded to you immediately following the Closing Date. That grant will have a grant date value determined using the same methodology as is applicable to grants to other senior executives of CenturyLink (“Grant Date Value”) of $10,469,000. It will consist of 60% performance-based restricted shares and 40% time-based restricted shares. The performance-based restricted shares will vest in one installment on the Measurement Date (as defined below), subject to continued employment through the fifteen-month anniversary of the Closing Date (except as provided

Mr. Jeff Storey

below) and subject to satisfaction of an adjusted EBITDA run rate (excluding integration costs) goal (the “Initial Performance Goal”) to be established (with threshold, target and maximum levels) by mutual good faith agreement between the Compensation Committee and you no later than two months following the Closing Date. For purposes of this Section 7, “Measurement Date” means the first date following the fifteen-month anniversary of the Closing Date that CenturyLink files with the Securities and Exchange Commission a Form 10-K or 10-Q that covers the last completed quarter included in such fifteen-month period. The actual number of performance-based restricted shares that may be earned by you may be higher or lower than the target number, it being understood and agreed that achievement of the Initial Performance Goal at the threshold level will result in 50% of the target number of performance-based restricted shares being earned, while maximum achievement of the Initial Performance Goal will result in 200% of the performance-based restricted shares being earned. The time-based restricted shares of this initial grant will vest in one installment on the fifteen-month anniversary of the Closing Date, subject to continued employment through such date. In the event of a “Designated Separation” (as defined in Section 11 below) prior to such vesting dates, any unvested time-based restricted shares shall accelerate in full and any unvested performance-based restricted shares shall vest on the Measurement Date (without proration) based on target level of attainment of the Initial Performance Goal.

8. Annual Target Long-Term Incentive: In addition, you will be eligible for annual LTI grants beginning in February 2019 in respect of the full fiscal year ending December 31, 2019, at LTI grant amounts and terms approved by the Compensation Committee; provided, however, that we agree that the target Grant Date Value of each such annual LTI grant shall not be less than $8,375,000. The Compensation Committee administers the LTI Program and has discretion over LTI Program design and awards. It may elect to grant LTI awards using any equity vehicle permissible under the CenturyLink 2011 Equity Incentive Plan (the “2011 Plan”) or successor equity plans, with such awards subject to time-based or performance-based vesting conditions or a combination of the two. Actual LTI awards and payouts may be more or less than target. Subject to the foregoing provisions of this Section 8, target LTI annual grant values in subsequent years will also be subject to approval by the Compensation Committee and will be based on a variety of factors, including, without limitation, market data, individual performance, and scope of job responsibilities.

For your reference with respect to these subsequent annual LTI awards, such awards typically vest over time in three equal installments on the first, second and third anniversaries of the grant date for time-based awards, and in one installment three years after grant date for performance-based awards, subject to continued employment at the time of each vesting and, for performance-based shares, attainment of the applicable performance metrics. Dividends accrue on the unvested shares and are paid in arrears, subject to and upon vesting. LTI awards are subject to the terms and conditions set forth in the 2011 Plan and the applicable award agreements. The terms and conditions of your annual LTI awards will be no less favorable than the terms and conditions of comparable awards to other similarly situated members of CenturyLink’s leadership team.

9. Treatment of Unvested Level 3 Equity Awards: Level 3 previously awarded certain time-based Restricted Stock Units (the “RSUs”) and Performance-Based Restricted Stock Units to you in 2014, 2015 and 2016 (the “Pre-2017 Awards”) and in 2017.

Subject to your acceptance of this letter and compliance with the terms of all applicable award agreements, CenturyLink will accelerate the vesting of the outstanding Pre-2017 Awards and 50% of the Level 3 RSUs awarded pursuant to your 2017 award, so that they will vest on the Closing Date and will be settled in accordance with their terms and the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”). In addition, the remaining 50% of the Level 3 RSUs awarded pursuant to your 2017 award will vest in accordance with their terms and the regularly scheduled vesting dates.

Mr. Jeff Storey

10. Severance Plans: For the two-year period beginning on the Closing Date (the “Initial Period”), the Level 3 Plan will remain in effect and you will continue to participate in it during the earlier of (x) the conclusion of the Initial Period, and (y) the date that you assume the position of President and Chief Executive Officer of CenturyLink (the “Plan Transition Date”). Following the Plan Transition Date, you will cease to participate in the Level 3 Plan and you will be eligible to participate in the CenturyLink, Inc. Executive Severance Plan (the “CenturyLink Executive Plan”) on terms no less favorable than provided to other members of CenturyLink’s leadership team. The CenturyLink Executive Plan and such other additional arrangements as may be negotiated between you and the Company will govern your severance rights and benefits absent a change of control of CenturyLink. Following the Plan Transition Date, your severance rights and benefits for termination in connection with a change of control of CenturyLink. will be governed by a separate change of control agreement in form and substance no less favorable than such agreements with similarly situated members of CenturyLink’s leadership team. This change of control agreement is a “double trigger” agreement, meaning that no severance benefits will be paid unless there is both (1) a change of control of CenturyLink and (2) either an involuntary termination not for cause or a good reason resignation (as such events are defined in the CenturyLink agreement).

11. Waiver of any Good Reason Resignation Rights Based on Terms of This Offer: In the event that you accept this offer and, as of the Closing Date, you are employed by CenturyLink in the position described in this letter, with the authority, duties, responsibilities and reporting requirements (including travel requirements), compensation, benefits and location described in this letter, you agree that you fully and voluntarily waive your rights to submit a notice of “Good Reason” termination and/or to claim severance or other benefits pursuant to the Level 3 Plan, the Level 3 Communications Inc. Stock Incentive Plan, or any other severance or equity policy or program maintained or sponsored by Level 3 or CenturyLink due to, individually or collectively, any changes in your position, authority, duties, responsibilities and reporting requirements (including travel requirements), compensation, benefits and location described in this letter, regardless of when such changes become effective.

Your above waiver of any Good Reason resignation rights is conditioned upon you assuming the Chief Executive Position immediately following the Interim Period, as described in “Position Title and Responsibilities” above. Subject to your continued employment through the end of the Interim Period and provided that your employment does not earlier terminate due to your death, disability, voluntary termination without Good Reason or termination for Cause (as defined in the Level 3 Plan), if the Board does not designate you to the Chief Executive Position immediately following the Interim Period (or if it announces or otherwise discloses that it will not designate you to such position), then your waiver of any Good Reason resignation rights will become ineffective and you may therefore submit a Good Reason resignation notice under the Level 3 Plan within ninety (90) days of the end of the Interim Period (or following any earlier announcement or disclosure), and, in that event, CenturyLink will not contest your right to submit a Good Reason resignation.

Your benefits under the Level 3 Plan will otherwise remain in effect through and after the Closing and you will retain your rights thereunder as to any future changes not described in this letter, except that “Good Reason” is to be measured against the position, authority, duties, responsibilities and reporting requirements (including travel requirements), compensation, benefits and location set forth in this letter. Without limiting the foregoing, CenturyLink expressly acknowledges and agrees that any breach by the Company during the Interim Period of the material terms of this offer letter (including any modifications hereto not consented to in writing by you), which breach is not promptly remedied by CenturyLink after receipt of written notice from you, shall constitute Good Reason under the terms of the Level 3 Plan and that, in the event (a) you resign for Good Reason during the Interim Period as a result of any such breach, (b) you do not assume the Chief Executive Position because the Board either does not designate you to that position immediately following the Interim Period or conditions such designation on your acceptance of terms and conditions of employment less favorable than those provided in Sections 4, 5 and 8 of this offer letter (other than, in the case of this clause (b), as a result of the termination of your employment due

Mr. Jeff Storey

to your death, disability, voluntary resignation without Good Reason (if applicable) or for Cause (as defined in the Level 3 Plan), (c) the Company publicly announces during the Interim Period that the Board will not designate you to the Chief Executive Position, other than as a result of the termination of your employment due to your death, disability, voluntary resignation without Good Reason or for Cause (as defined in the Level 3 Plan) or (d) your employment is terminated by the Company without “Cause” (as defined under the Level 3 Plan) during the Interim Period (each of (a), (b), (c) and (d), a ”Designated Separation”), then, in addition to the payments and benefits due to you under the Level 3 Plan and other Level 3 and CenturyLink compensation and benefit plans, (w) any unpaid installment of the Cash Signing Bonus shall be paid immediately to you, (x) if the Designated Separation occurs prior to payment of the STI for fiscal year 2017, you will receive payment of your STI for 2017 at such time as CenturyLink pays STI in the ordinary course of business to other senior executives, with such payment based on target (assuming full attainment of any individual performance goals), pro-rated in accordance with the CenturyLink STI Plan, (y) if the Designated Separation occurs during or after fiscal year 2018 and prior to payment of the STI for fiscal year 2018, you will receive payment of your STI for 2018 at such time as CenturyLink pays STI in the ordinary course of business to other senior executives, with such payment based on target (assuming full attainment of any individual performance goals), pro-rated in accordance with the CenturyLink STI Plan, and (z) you will be entitled to the treatment of the initial LTI award described in Section 7 above.

You acknowledge that you have had sufficient time to consider this offer letter and that, by accepting this offer, you also waive any additional time (except as specifically noted in the preceding paragraph) under the Level 3 Plan or under any awards previously granted under the Level 3 Communications Inc. Stock Incentive Plan to submit a notice of “Good Reason” termination.

12. Executive Officer / Section 16 Officer Status: If you join us as COO, you will become an executive officer and Section 16 officer of CenturyLink under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an executive officer and/or Section 16 officer, you will be required to comply with disclosure and reporting requirements outlined under the Exchange Act. Also, our current stock ownership guidelines require you to beneficially own CenturyLink stock valued at least three times your annual base salary. You will have three years to attain this stock ownership target. A representative of the Company’s legal department will provide additional information concerning these matters.

As a CenturyLink employee, you will be subject to the Company’s Policy Statement on Insider Trading (“Insider Trading Policy”), and any transactions involving CenturyLink securities will be subject to the Insider Trading Policy and applicable securities laws and regulations.

13. Compliance with CenturyLink Policies: You acknowledge that, as an officer of the Company, you are required to comply with, and your employment will be subject to, its policies, rules and regulations, as they may be implemented or revised from time-to-time by the Board of Directors, as applicable to senior executive officers of the Company, including its Code of Conduct, which will be provided or made available to you on or prior to the Closing Date.

14. Intellectual Property; Confidential Information; Non-Solicitation of Customers and Employees: As a condition of employment, you must sign the attached Confidentiality and Non-Solicitation Agreement (the “Covenant Agreement”), indicating your agreement to its terms regarding the protection of the Company’s intellectual property, confidential information and relationships with its customers and employees. Notwithstanding anything contained in the Covenant Agreement to the contrary, any Designated Separation shall be considered an involuntary termination without cause for purposes of the Covenant Agreement.

Mr. Jeff Storey

15. Acknowledgement of No Claims Against Level 3: In connection with your continued employment and in consideration of the Company’s promises herein, you represent and warrant that you have no claims whatsoever against Level 3. You further acknowledge that you have received in full all salary (other than accrued salary for the current compensation period), bonus, commission, stock options, restricted shares, restricted stock units, and other compensation and benefits which, as of the date you have signed below, are due and payable to you from Level 3, exclusive of your rights to receive consideration pursuant to the Merger Agreement or as described in this letter agreement and any accrued and unpaid benefits under any employee benefit plans in which you participate.

16. Level 3 Retention Awards and STI: We understand Level 3 has awarded to you a long-term retention award and a short-term retention award, which are payable on or on specified dates following the Closing Date in accordance with the terms thereof. This letter does not attempt to amend or modify those awards in any way. We also understand that you are eligible for Short-Term Incentive from Level 3, pro-rated for the period of January 1, 2017 through the Closing Date. This letter likewise does not attempt to amend or modify Level 3’s obligations to you with respect to any short-term incentive earned prior to the Closing Date.

17. General Terms

Regardless of whether you accept or decline this offer, prior to the Closing Date, Level 3 may terminate or modify the terms of your employment at any time, subject to the terms and conditions of the Level 3 Plan, equity compensation plans, equity grant agreements, any other employee health, welfare, retirement or benefit plan, or other similar arrangements to which you may be a party. Similarly, after the Closing Date, CenturyLink may terminate or modify the terms of your employment at any time, subject to the terms and conditions of this offer letter, the Level 3 Plan, the CenturyLink Executive Plan, equity compensation plans, equity grant agreements, any other employee health, welfare, retirement or benefit plan, or other similar arrangements to which you may be a party.

Any rights you may have to the various benefits described in this letter are subject to (i) consummation of the Transaction and your continued service as Chief Executive Officer of Level 3 through the Closing and (ii) your acceptance (confirmed by your signature) of the terms of this offer. This offer supersedes any prior offers, understandings or representations regarding the terms of your employment with CenturyLink, whether oral or written, and the terms of this offer cannot be altered or changed except by a written document that has been approved and signed by me or Glen Post.

All payments to you shall be subject to applicable tax withholdings.

If you have questions about this offer or your proposed role with CenturyLink, please do not hesitate to contact me at (318) 340-5264. Please return your signed acceptance or declination to scott.trezise@centurylink.com as soon as possible, but not later than fourteen days after the date of this letter. Please keep a copy of the signed document for your records.

I join the CenturyLink leadership team in welcoming you to your role in the merged company.

Sincerely,

Scott Trezise

Executive Vice President, Human Resources

Encl.

Mr. Jeff Storey

Acceptance of Offer

I have read and understand the terms of this letter and hereby accept the offer of employment and all of the terms and conditions outlined therein. By accepting this offer, I voluntarily and irrevocably waive all rights to claim that I have Good Reason to terminate my employment and obtain any benefit under the Level 3 Key Executive Severance Plan (or any other applicable plan or agreement) due to the changes in my position, responsibilities, compensation and/or work location outlined in this letter.

I understand that this waiver applies only to the terms and conditions set forth in this letter and is contingent upon my being placed in the position described in this letter with the responsibilities described in this letter and my becoming President & CEO immediately following the end of the Interim Period, as described above. I understand that I will retain any other rights under any applicable severance plan or agreement, except that “Good Reason” will be measured against the position, responsibilities, compensation and work location set forth in this letter.

SIGNED:	/s/ Jeff Storey	DATE: June 1, 2017
Jeff Storey

Rejection of Offer

I decline the offer extended in this letter and preserve all of my rights under any applicable severance plan, policy or arrangement.

SIGNED:		DATE:
Jeff Storey